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EX. 5 OPINION RE: LEGALITY

December 6, 2002
Board of Directors
FONEFRIEND, INC.
2722 Loker Avenue, Suite G, H
Carlsbad, CA 92008

Re:  Fonefriend - Form S-8

Dear Sir/Madame:

         I have acted as counsel to Fonefriend, Inc., a Delaware corporation formerly known as Universal Broadband Networks, Inc. ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 1,100,000 shares of its common stock ("Award Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's 2002 Non-Employee Director and Consultant Retainer Stock Plan and Employee Incentive Stock Plan as "Award Shares" thereunder (the "Plan"), and 3,500,000 shares of its common stock ("Option Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's 2002 Non-Employee Director and Consultant Retainer Stock Plan and Employee Incentive Stock Plan as "Option Shares" thereunder. In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Certificate of Incorporation, and all amendments thereto, and Bylaws of the Company and the Plan.

         Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that (A) the Company is duly organized and validly existing as a corporation under the laws of the State of Delaware; and (B) subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or "Blue Sky" laws of any jurisdiction as may be applicable, when certificates evidencing the Shares have been duly executed, countersigned, registered, issued and delivered in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock of the Company.

         My opinion is limited by and subject to the following:

         (a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Delaware.



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         (b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

         (c) My opinion is based solely on and limited to the federal laws of the United States of America and the Delaware Corporate Code. I express no opinion as to the laws of any other jurisdiction.

         This opinion may not be used or relied on by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a government agency, quoted, cited or otherwise referred to without my prior written consent, except as noted below. I hereby consent to the filing of this Consent as Exhibit 5.1 to the Form S-8. In providing this consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Securities Act of 1933 or that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                             Very truly yours,


                                             /s/ Warren J. Soloski

                                             Warren J. Soloski